EXHIBIT 99.8

Rule 10b5-1 Trading Plan

(Stock)

This trading plan is entered into on [  ], 2022 (this “Plan”) between Japan Offshore Wind Power LLC (“Client”) and Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“MUMSS”) acting as agent for Client.

A.	Recitals

1.                             This Plan is entered into between Client and MUMSS for the purpose of establishing a trading arrangement that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.                             Client is establishing this Plan in order to permit, with respect to Common Shares, par value $0.01 per share (the “Stock”), of Eneti Inc. (the “Issuer”) (Client to check the appropriate box(es):

☒ the orderly disposition of shares of Stock of the Issuer owned by Client and/or

☐ the orderly acquisition of shares of Stock of the Issuer.

B.	Client’s Representations, Warranties and Covenants

1.                As of the date hereof, Client is not aware of any material nonpublic information concerning the Issuer or its securities. Client is entering into this Plan in good faith and not as part of a plan or scheme to evade compliance with the federal or state securities laws.

2.                In the case of sales of shares of Stock pursuant to this Plan, the shares of Stock to be sold are owned free and clear by Client and are not subject to any agreement granting any pledge, lien, mortgage, hypothecation, security interest, charge, option or encumbrance or any other limitation on disposition, other than those which may have been entered into between Client and MUMSS or imposed by Rules 144 or 145 under the Securities Act of 1933, as amended (the “Securities Act”).

3.                While this Plan is in effect, Client agrees not to enter into or alter any corresponding or hedging transaction or position with respect to the securities covered by this Plan (including, without limitation, with respect to any securities convertible or exchangeable into the Stock) and agrees not to deviate from the Plan.

4.                (a)       Client agrees to notify MUMSS as soon as practicable upon the occurrence of any event that would prohibit any sale of shares of Stock under the Plan, including but not limited to any legal, accounting or regulatory restriction or if Client has entered into a lock-up agreement that imposes restrictions on Client’s ability to sell shares of the Stock.

(b)       Client agrees that this Plan will be terminated if MUMSS receives any notice pursuant to paragraph B.4 (a) of this Plan.

(c)       Client acknowledges that it may not be possible to effect a purchase or sale under this Plan due to a market disruption, including without limitation, a halt or suspension of trading in the stock imposed by a court, governmental agency or self-regulatory organization, and Client agrees that MUMSS may terminate the Plan upon the occurrence of such event.

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5.                Client represents and warrants that the execution and delivery of this Plan by Client and the transactions contemplated by this Plan will not contravene any provision of applicable law or any agreement or other instrument binding on Client or any of Client’s affiliates or any judgment, order or decree of any governmental body, agency or court having jurisdiction over Client or Client’s affiliates, in any such case to the extent that such contravention would have a material adverse effect on the Client or this Plan.

6.                Client agrees that, until this Plan has been terminated, Client will not (i) enter into a binding contract with respect to the sale of the Plan Shares (as defined below) with another broker, dealer or financial institution (each, a “Financial Institution”); (ii) instruct another Financial Institution to sell Client’s Plan Shares or to purchase the Plan Shares, on behalf of Client; or (iii) adopt a plan for trading with respect to Client’s Plan Shares other than pursuant to this Plan or another trading plan with MUMSS that complies with the requirements to Rule 10b5-1(c)(1) under the Exchange Act.

7.                Client agrees that it will not, directly or indirectly, communicate any material nonpublic information about the Issuer or its securities, including the Stock, to any employee or representative of MUMSS or its affiliates who is involved, directly or indirectly, in executing the Plan at any time while this Plan is in effect.

8.       Client acknowledges that Client is responsible for making all filings, if any, that it is required to make under Sections 13(d), 13(g) and 16 of the Exchange Act.

9.                (a)          Client represents and warrants to MUMSS (check applicable box or boxes):

☒       For purposes of Rule 144 under the Securities Act, Client is an “affiliate” of the Issuer or has been an affiliate of the Issuer during the preceding three months.

☒       Client intends to sell shares of Stock under this Plan that are “restricted securities” which have been held by the Client for the time period required pursuant to Rule 144(d) under the Securities Act.

☐       Client acquired the Stock in a transaction covered by Rule 145 under the Securities Act and the Stock may be sold without registration pursuant to Rule 145(d) thereunder.

☐       Client acquired the Stock under Rule 701 under the Securities Act and intends to sell the Stock in accordance with Rule 701(g)(3) thereunder.

☐       None of Rule 144, Rule 145, nor Rule 701 under the Securities Act is applicable to the Stock.

(b)       Client agrees to not take, and agrees to not cause any person or entity with which Client would be required to aggregate sales of shares of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause sales of shares of Stock under this Plan to not meet all applicable requirements of Rule 144, including without limitation the volume limitation of Rule 144(e).

(c)       Client agrees to complete, execute and file with the SEC all Forms 144 for sales to be effected under this Plan at such times as may be required by applicable law , and each Form 144 will include a footnote substantially in the following form: “The shares covered by this Form 144 are being sold pursuant to a Rule 10b5-1 trading arrangement dated [  ], 2022, and the representation below regarding [the Client’s] knowledge of material information speaks as of the adoption of that trading arrangement.” Client will furnish to MUMSS a copy of the Form 144 as filed with the SEC, and any amendments thereto, within one business day of such filing. Client acknowledges that MUMSS will have no obligation to complete or file Forms 144 on behalf of Client for any sales made pursuant to this Plan. Client will notify MUMSS in writing of the total number of shares of Stock sold by Client during the 90-day period preceding the effective date of this Plan. Such notice shall specify the sales dates and the number of shares sold on each such date.

10.       Addendum A specifies the Stock subject to this Plan. MUMSS is permitted to sell such Stock pursuant to the instructions set forth on Addendum A. Client acknowledges and agrees that Client does not have, and will not attempt to exercise, any influence over how, when or whether to effect sales or purchases under this Plan.

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11.       Client states that (a) the Plan does not violate any applicable insider trading policy of the Issuer applicable to Client, and (b) to the extent required to do so, Client has informed, or will promptly inform, the Issuer of the existence of this Plan.

12.       The Client and MUMSS agree and acknowledge that the Issuer is not a party to this Plan.

13.       Client has consulted with Client’s own advisors as to legal, tax, business, financial and related aspects of, and has not relied upon MUMSS or any person affiliated with MUMSS in connection with, Client’s adoption of the Plan.

C.            Representations, Warranties and Covenants of MUMSS

1.                  To the extent that Client advises MUMSS that sales under this Plan must comply with Rule 144 of the Securities Act, MUMSS agrees to conduct such sales in accordance with the manner of sale requirement of Rule 144(f) under the Securities Act and in no event will MUMSS effect any such sale if the sale would exceed the then-applicable volume limitation of Rule 144(e) under the Securities Act, assuming MUMSS’s sales under this Plan are the only sales subject to such volume limitation, except to the extent that Client advises MUMSS of other specific sales that must be aggregated with Client’s sales.

2.                  MUMSS will provide Client with written trade confirmations of the sales and/or purchases made pursuant to this Plan promptly, and will use its reasonable best efforts to provide the Client with written trade confirmations by no later than one (1) business day after the date of execution of such transactions, including sufficient information to permit the client to timely prepare and make all filings required under sections 13(d), 13(g) and 16 of the Exchange Act.

3.                MUMSS will not deviate from the instructions set forth in Addendum A to this Plan and will implement this Plan as set forth herein.

4.               MUMSS will have implemented reasonable policies and procedures to ensure that any employee or representative of MUMSS making any investment decisions for Client pursuant to this Plan does not sell or purchase shares of Stock on the basis of material nonpublic information.

D.            Implementation of this Plan

1.                Client hereby appoints MUMSS to sell shares of Stock pursuant to the terms and conditions set forth in Addendum A of this Plan. Subject to such terms and conditions, MUMSS hereby accepts such appointment.

2.                MUMSS is authorized to begin selling shares of Stock pursuant to this Plan as soon as practicable after the date of this Plan and as set forth in Addendum A, and will terminate selling or purchasing shares of Stock on the earliest to occur of (i) the date specified by Client in Addendum A; (ii) the date on which MUMSS recognizes that the Issuer or any other person has publicly announced a tender or exchange offer with respect to the Stock; (iii) the date on which MUMSS recognizes that sales or purchases of shares of Stock must cease due to a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer that has been publicly announced; or (iv) the date on which MUMSS receives notice of the commencement of any proceeding in respect of or triggered by Client’s bankruptcy or insolvency.

3.                MUMSS will terminate selling shares of Stock under this Plan at any time:

(a)           When any person at MUMSS with influence over how, when or whether to effect such transaction is aware of material nonpublic information concerning the Issuer or its securities;

(b)           When MUMSS, in its sole discretion, has determined that it is prohibited from doing so by a legal, contractual or regulatory restriction applicable to it or its affiliates or to Client or Client’s affiliates (other than any such restriction relating to Client’s possession or alleged possession of material nonpublic information about the Issuer or its securities);

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(c)           After MUMSS receives notice from Client in accordance with paragraph B.4.(a) above of the occurrence of any event that would prohibit the sale or purchase of shares of Stock under this Plan; or

(d)           After MUMSS has received notice from Client to terminate this Plan in accordance with paragraph E.1. (a) below.

4.                (a)       Client agrees to deliver the number shares of Stock specified in Addendum A (such shares, the “Plan Shares”) into an account at MUMSS in the name of and for the benefit of Client (the “Plan Account”) prior to the commencement of sales of shares of Stock under this Plan.

(b)       To the extent that any shares of Stock remain in the Plan Account after the end of the Plan Trading Period (as specified in Addendum A) or upon termination of this Plan, MUMSS agrees to return such shares of Stock promptly to the Issuer’s transfer agent for relegending if Client advises MUMSS that such shares of Stock are subject to transfer restrictions in the hands of Client.

5.          MUMSS will in no event effect any sales under this Plan if the shares of Stock to be sold are not in the Plan Account.

6.                MUMSS may sell or purchase shares of Stock on any national securities exchange, in the over-the-counter market, on an automated trading system or otherwise.

7.                The sale prices, and number of shares of Stock to be sold, will be adjusted following the occurrence of a Stock split, Stock dividend or other like distributions affecting the Stock.

E.            Termination, Suspension and Amendment

1.                This Plan is designed to be in effect until the Plan Termination date (as specified in Addendum A) except that:

(a)                           Client may terminate this Plan at any time by giving notice to MUMSS; and

(b)                           This Plan may be suspended if MUMSS has received notice in accordance with paragraph B.4.(a) above from Client of the occurrence of any event that would prohibit any sale or purchase under this Plan.

Client acknowledges that any termination pursuant to subsection (a) above would require Client to enter into a new Rule 10b5-1 trading arrangement with MUMSS in order to resume sales or purchases hereunder.

2.       This Plan, including Addendum A hereto, may be amended by writing entered into by Client and MUMSS at a time when Client does not possess material nonpublic information about Issuer or its securities and upon receipt by MUMSS of a Client representation letter completed and executed by Client substantially in a form acceptable to MUMSS, if it so requests, each dated as of the date of such amendment.

F.            Indemnification; Limitation of Liability

1.                Client agrees to indemnify and hold harmless MUMSS and its affiliated entities and their respective members, directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) found by a court of competent jurisdiction to arise out of or attributable to actions taken or not taken by any of them under this Plan, except in the case of any claims, losses, damages or liabilities resulting from MUMSS’s gross negligence, willful misconduct, recklessness or bad faith. This indemnification will survive termination of this Plan.

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2.                MUMSS agrees to indemnify and hold harmless Client and its affiliated entities and their respective members, directors, officers, employees, agents and affiliates from and against all claims, losses, damages and liabilities (including, without limitation any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) found by a court of competent jurisdiction to arise out of or attributable to MUMSS’s gross negligence, willful misconduct, recklessness or bad faith in connection with this Plan. This indemnification will survive termination of this Plan.

G.            General

1.                             Client and MUMSS acknowledge and agree that this Plan is a “securities contract,” as such term is defined in Section 741 (7) of Title 11 of the United States Code (the “Bankruptcy Code”), entitled to all of the protections given such contracts under the Bankruptcy Code.

2.                             This Plan constitutes the entire agreement between Client and MUMSS with respect to this Plan and supersedes any prior agreements or understandings with regard to this Plan. In the event that the terms or conditions in this Plan conflict with the terms or conditions in the MUMSS Account Agreement, the terms or conditions in this Plan will govern with respect to the implementation of this Plan.

3.                             No party’s rights and obligations under this Plan may not be assigned or delegated without the written permission of the other party.

4.                             The parties agree to give all notices with respect to this Plan in writing by registered mail or transmission by email or facsimile to the below address, email address or facsimile number, as applicable. The notice shall be deemed to have been delivered at the time, in the case of transmission by facsimile, when receipt of facsimile is confirmed by the receiving party, and in the case of any other methods, when actually received by the receiving party.

MUMSS

Attn: Equity Solutions Division Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

Address: 1-9-2, Otemachi, Chiyoda-ku, Tokyo, Japan

Fax: 03-6742-7167

Email: [  ]

Japan Offshore Wind Power LLC

4-2, Ohtemachi 1 cho-me, Chiyoda-ku, Tokyo, Japan

Email: [  ]

5.                           If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Plan will continue and remain in full force and effect.

6.                             This Plan will be governed by and construed in accordance with the internal laws of Japan and may be modified or amended only by a writing signed by Client and MUMSS.

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The undersigned have executed this Plan (and Addendum A) as of the date first written above, in two original copies, and Client and MUMSS shall have one original copy each.

CLIENT	MUMSS

Signature: _______________________	By: __________________________

Print Name: _____________________	Print Name:_____________________

Title: __________________________	Title: __________________________

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